WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833
April 25, 2019	dcanuso@wsfsbank.com
Media Contact: Jimmy A. Hernandez
(302) 571-5254
jhernandez@wsfsbank.com

WSFS REPORTS 1Q 2019 RESULTS,
SUCCESSFULLY CLOSED ACQUISITION OF BENEFICIAL BANCORP;
STRONG OPERATING PERFORMANCE DRIVEN BY GROWTH IN LOANS,
NET INTEREST MARGIN, FEE INCOME, AND DISCIPLINED COST MANAGEMENT;
BOARD APPROVES A 9% INCREASE IN CASH DIVIDEND
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $13.0 million, or $0.33 per diluted common share, for 1Q 2019 compared to net income of $37.4 million, or $1.16 per share, for 1Q 2018, and $29.7 million, or $0.93 per share, for 4Q 2018. The results for 1Q 2019 include the impact of our acquisition of Beneficial Bancorp, Inc. (Beneficial), which closed on March 1, 2019, as described in more detail below. 1Q 2019 results also include an unrealized valuation gain of $3.8 million (pre-tax), or $0.07 per share (after-tax), on our equity investment in Visa Class B shares, compared to $15.3 million (pre-tax), or $0.36 per share (after-tax), in 1Q 2018 and $2.2 million (pre-tax), or $0.05 per share (after-tax), for 4Q 2018.
Net revenue (which includes net interest income and noninterest income) was $124.4 million for 1Q 2019, an increase of $19.3 million, or 18%, from 1Q 2018. Net interest income was $83.3 million, an increase of $25.6 million, or 44%, from 1Q 2018; and fee income (noninterest income) was $41.1 million, a decrease of $6.3 million, or 13%, from 1Q 2018, primarily due to $11.5 million of higher unrealized valuation gains on our equity investment in Visa Class B shares in 1Q 2018.
Noninterest expenses were $97.6 million in 1Q 2019, an increase of $44.2 million, or 83%, from 1Q 2018, which included $31.0 million, or $0.65 per share, of restructuring and corporate development costs in 1Q 2019 related to our acquisition of Beneficial. There were no restructuring or corporate development costs in 1Q 2018.
For 1Q 2019, return on assets (ROA) was 0.58% compared to 2.20% for 1Q 2018, return on average equity was 4.54% compared to 20.87% for 1Q 2018. The efficiency ratio was 78.2% compared to 50.6% for 1Q 2018.

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Highlights for 1Q 2019:

•	Successfully closed the acquisition of Beneficial on March 1, 2019.

◦
Total consideration of $1.2 billion for price to tangible book value (TBV) of 130.6% at closing (171.7% estimated at announcement) and core deposit premium of 7.2% at closing (15.4% estimated at announcement).

◦	TBV(1) accretion of 1.15% at closing, immediately accretive to TBV per share, compared to pro forma TBV dilution of 4.3% estimated at announcement.

◦	For additional information, please refer to the 1Q 2019 Earnings Release Supplement available under the Investor Relations section of WSFS’ website (www.wsfsbank.com).

•	Core earnings per share (EPS)(1) was $0.91, an increase of $0.15, or 20%, from $0.76 in 1Q 2018.

•	Core ROA(1) was 1.59%, an 11% increase compared to 1.43% for 1Q 2018.

•	Core return on average tangible common equity (ROTCE)(1) was 17.68%, a 6% decrease compared to 18.81% for 1Q 2018.

•
Core net revenue(1) of $120.6 million increased $30.8 million, or 34% from 1Q 2018, reflecting strong organic and acquisition growth, including a $25.6 million, or 44%, increase in core net interest income(1) and a $5.2 million, or 16%, increase in core fee income (noninterest income)(1).

•
The net interest margin increased 29 bps from 1Q 2018 to 4.30%, primarily as a result of higher purchase-related accretion, improved positioning in the higher short-term interest rate environment over the last year, pricing discipline and loan growth.

•	Core noninterest expense(1) increased $11.5 million, or 21%, from 1Q 2018 reflecting good cost management in support of the 34% increase in core net revenue described above.

•	Net loans, excluding loans acquired from Beneficial (net of purchase marks) increased $75.8 million, or 6% annualized.

•	Book value per share was $33.69, an increase of $7.52, or 29%, from December 31, 2018, and tangible common book value per share(1) was $22.77, an increase of $2.53, or 13%, from December 31, 2018.

(1) As used in this press release, tangible book value (TBV), core ROA, core EPS, core ROTCE, core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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Notable items in the quarter:

•
WSFS recorded $31.0 million (pre-tax), or approximately $0.65 per share (after-tax) in 1Q 2019, in restructuring and corporate development costs related to our acquisition of Beneficial. We did not record any restructuring or corporate development costs in 1Q 2018. The 1Q 2019 amount was consistent with our original expectations.

•
WSFS recorded $3.8 million (pre-tax), or approximately $0.07 per share (after-tax) in 1Q 2019, related to our investment in Visa Class B shares, compared to $15.3 million (pre-tax), or $0.36 per share (after-tax) in 1Q 2018. Since our adoption of ASU 2016-01 in 1Q 2018, cumulative realized and unrealized gains on Visa Class B shares total $28.3 million.

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CEO outlook and commentary
Rodger Levenson, President and CEO, said, “During the quarter we successfully closed our combination with Beneficial and we remain on track to complete our branding and systems conversion during the third quarter of 2019. We warmly welcome our new Associates, Customers and communities to WSFS, as we significantly enhance our position as the largest, premier, locally-headquartered bank in the Greater Delaware Valley.
“Our first quarter results were impacted by the closing of the Beneficial combination on March 1, 2019, including $31.0 million, or $0.65 per share, of anticipated restructuring and corporate development costs. For the quarter, we recorded core EPS of $0.91 and a core ROA of 1.59%, both significantly improved compared to the prior year. During 1Q 2019, core net revenue increased 34% from 1Q 2018, or 15% excluding the impact of the Beneficial combination, reflecting balanced and diversified growth across net interest income and our fee-based businesses. Core noninterest expenses were also well managed in 1Q 2019, resulting in a lower core efficiency ratio compared to 1Q 2018. Excluding these non-core costs and other items, our first quarter results reflect strong fundamental performance, and position us to meet or exceed our full-year strategic goals, including a core ROA of 1.50% for 2019.
“In addition, as a result of the changes in the overall market, performance of the Beneficial portfolio and interest rate environment since we announced the combination, the transaction metrics improved at closing, including an immediate tangible book value accretion of 1.15%.
“During the quarter, we were honored to receive the 2018 Gallup Great Workplace Award for the fourth consecutive year, in only our fourth year of eligibility. We believe that our ongoing commitment to Associate and Customer engagement and our focused strategy of ‘Engaged Associates, living our culture, making a better life for all we serve’ is fundamental to our sustainable high performance. We look forward to bringing our service-driven culture to our new Associates, Customers and communities.”

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First Quarter 2019 Discussion of Financial Results
Net interest income and margin reflect both organic and acquisition growth
Net interest income in 1Q 2019 was $83.3 million, an increase of $25.6 million, or 44%, compared to 1Q 2018. Net interest margin for 1Q 2019 was a fundamentally strong 4.30%, an increase of 29 bps from 4.01% for 1Q 2018. Excluding an 18 bps increase from one month of purchase-related accretion from the Beneficial combination, the net interest margin increased 11 bps compared to 1Q 2018. This increase included 17 bps from improved positioning in the higher short-term interest rate environment over the last year, pricing discipline and loan growth, and a 6 bps decrease from expected margin compression due to Beneficial's lower-margin balance sheet, partially offset by balance sheet optimization and repositioning.
Net interest income increased $18.6 million, or 29% (not annualized) from 4Q 2018. Net interest margin increased 14 bps from 4.16% in 4Q 2018. The increase resulted from approximately 17 bps of purchase-related accretion (including 18 bps from the Beneficial combination), 3 bps from higher short-term interest rates and loan growth during the quarter, and a 6 bps decrease from expected margin compression due to Beneficial's lower-margin balance sheet, partially offset by balance sheet optimization and repositioning.
Loan growth driven by acquisition growth and organic increases in commercial and consumer lending
At March 31, 2019, WSFS’ net loan portfolio was $8.69 billion, an increase of $3.8 billion from December 31, 2018. The increase includes $3.7 billion of loans acquired from Beneficial (net of purchase accounting fair value adjustments). The remaining increase of $75.8 million, or 2% (6% annualized), was primarily due to an increase in total commercial loans of $61.0 million, or 2% (6% annualized), and an increase in consumer loans of $27.9 million, or 4% (17% annualized). The growth in commercial loans was mainly due to advances under previously closed, but unfunded, construction loan commitments, as well as growth in C&I loans. Consumer loan growth was primarily related to second-lien home equity installment loans originated through our partnership with Spring EQ and student loans though our partnership with LendKey.
Compared to March 31, 2018, net loans increased $3.9 billion. The increase includes $3.7 billion of net loans acquired from Beneficial. The remaining increase of $143.3 million, or 3%, was driven by strong consumer loan growth of $126.9 million, or 22%, driven by home equity and student lending, and an increase of $47.0 million, or 1%, in total commercial lending driven by construction loan advances.

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The following table summarizes loan balances and composition at March 31, 2019 compared to December 31, 2018 and March 31, 2018:

(Dollars in thousands)	March 31, 2019		December 31, 2018		March 31, 2018
Commercial & industrial	$3,372,567	39%	$2,532,377	52%	$2,570,999	54%
Commercial real estate	2,345,568	27	1,155,257	24	1,156,955	24
Construction	573,773	7	314,732	6	288,373	6
Commercial small business leases	160,594	2	—	—	—	—
Total commercial loans	6,452,502	75	4,002,366	82	4,016,327	84
Residential mortgage	1,146,982	13	241,166	5	259,899	5
Consumer	1,136,334	13	685,244	14	586,279	12
Allowance for losses	(46,321)	(1)	(39,539)	(1)	(40,810)	(1)
Net loans	$8,689,497	100%	$4,889,237	100%	$4,821,695	100%
Credit quality reflects portfolio strength
Credit quality metrics during 1Q 2019 reflect continued overall strength in both the originated and acquired loan portfolios, including the effect of the Beneficial acquisition.
Total problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), were $248.3 million at March 31, 2019, an increase compared to $135.6 million at December 31, 2018. This increase included an expected $86.0 million of problem assets acquired from Beneficial. Total problem assets to total Tier 1 capital plus ALLL was 20.04% at March 31, 2019, compared to 17.21% at December 31, 2018. The Company’s ratio of classified assets to total Tier 1 capital plus ALLL was 14.56% compared to 13.41% at December 31, 2018.
Total delinquencies, which include nonperforming delinquencies, were $71.9 million at March 31, 2019, or 0.83% of gross loans, compared to $30.0 million, or 0.61% of gross loans at December 31, 2018. This increase was entirely due to expected delinquent loans acquired from Beneficial, primarily government-guaranteed student loans. Delinquency in the legacy WSFS portfolio decreased slightly during the quarter. Excluding nonperforming delinquencies, performing loan delinquencies were only 0.65% of gross loans at March 31, 2019, compared to 0.27% at December 31, 2018.
Total nonperforming assets increased $1.6 million, or 3%, to $49.3 million at March 31, 2019, as compared to $47.7 million at December 31, 2018. The nonperforming assets to total assets ratio decreased to 0.40% at March 31, 2019 from 0.66% at December 31, 2018, mainly due to the larger combined balance sheet.

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Net charge-offs for 1Q 2019 were $0.9 million, or 0.06% (annualized), of average gross loans, a decrease from $5.6 million, or 0.46% (annualized), for 4Q 2018, and $3.4 million, or 0.29% (annualized), during 1Q 2018. Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit costs), which can be uneven, were $7.9 million in 1Q 2019, $3.8 million in 4Q 2018 and $4.1 million in 1Q 2018. The increase in 1Q 2019 was primarily due to additional reserves related to an existing WSFS nonperforming commercial relationship.
The ratio of the ALLL to total gross loans was 0.53% at March 31, 2019 compared to 0.81% at December 31, 2018. Excluding the balances for acquired loans (which are marked to market at acquisition), the ALLL to total gross loans ratio would have been 1.05% at March 31, 2019 compared with 0.89% at December 31, 2018. The ALLL was 145% of nonaccruing loans at March 31, 2019 compared to 132% at December 31, 2018 and 120% at March 31, 2018.

Customer funding reflects continued core deposit strength
Total customer funding was $9.4 billion at March 31, 2019, a $3.9 billion increase from December 31, 2018. Excluding $3.8 billion of customer funding acquired from Beneficial, customer funding increased $71.6 million, or 1% (5% annualized), primarily due to a $65.7 million increase in customer time deposits and an increase of $15.3 million in savings deposits, partially offset by a decrease of $15.5 million in money market accounts. During 1Q 2019, we continued to take the opportunity to attract no- and low-cost relationship-based deposits.
Customer funding increased $4.4 billion compared to March 31, 2018. Excluding the $3.8 billion of customer funding acquired from Beneficial, customer funding increased $565.2 million, or 11%. This included a core deposit increase of $468.7 million, or 11%, over the prior year, with $331.3 million of that attributable to no- and low-cost checking deposit accounts. CDs also increased $96.5 million, or 15%, over the prior year consistent with our strategy to attract longer-term, fixed-rate funding.
Core deposits were 84% of total customer deposits, and no- and low-cost checking deposit accounts represented a robust 46% of total customer deposits at March 31, 2019. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of loans to customer deposits was 93% at March 31, 2019.

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The following table summarizes customer funding balances and composition at March 31, 2019 compared to December 31, 2018 and March 31, 2018:

(Dollars in thousands)	March 31, 2019		December 31, 2018		March 31, 2018
Noninterest demand	$2,191,321	24%	$1,626,252	30%	$1,372,271	28%
Interest-bearing demand	2,069,393	22	1,062,228	20	991,020	20
Savings	1,721,417	18	538,213	10	561,432	11
Money market	1,900,223	20	1,542,962	28	1,382,178	28
Total core deposits	7,882,354	84	4,769,655	88	4,306,901	87
Customer time deposits	1,475,695	16	672,942	12	642,116	13
Total customer deposits	$9,358,049	100%	$5,442,597	100%	$4,949,017	100%

Core fee income reflects diversification and strong growth over the prior year
Core fee income (noninterest income) increased by $5.2 million, or 16%, to $37.3 million compared to 1Q 2018. Excluding $1.5 million of traditional banking-related fee income related to Beneficial, core fee income increased by $3.7 million, or 12%, compared to the prior year reflecting growth across most of our businesses. The increase includes $1.3 million from higher trust-related fees, $0.9 million from credit/debit card and ATM income (primarily from higher bailment revenue from our Cash Connect® division), $0.7 million, net, from fee recognition related to the functional sale of certain Wealth Management accounts and $0.4 million from mortgage banking activities.
When compared to 4Q 2018, core fee income increased $1.3 million, or 4%. Excluding the impact of the Beneficial combination as discussed above, core fee income decreased $0.2 million, including a $1.6 million decrease in our Cash Connect® division, primarily due to the loss of bailment revenue from a large customer, the majority of which is offset by lower non-interest expenses. This decrease was largely offset by $0.7 million of higher mortgage banking revenue and higher income resulting from the functional sale of certain Wealth Management accounts discussed above.
For 1Q 2019, core fee income was 31% of core net revenue, compared to 36% for 1Q 2018, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage decline primarily reflects the Beneficial combination, which had a lower fee income mix.

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Noninterest expenses reflect growth in revenue and effective cost management
Our core efficiency ratio(2) was 55.1% in 1Q 2019, compared to 58.5% in 4Q 2018, and 61.1% in 1Q 2018.
Core noninterest expense for 1Q 2019 was $66.6 million, an increase of $11.5 million, or 21%, from $55.1 million in 1Q 2018, primarily due to approximately $9.7 million of higher ongoing operating costs due to our combination with Beneficial, which closed on March 1, 2019. Also contributing to the year-over-year increase was $0.7 million of higher planned marketing costs in our expanded markets and $1.1 million, net, of higher operating costs to support growth in our balance sheet and fee-based businesses.
When compared to 4Q 2018, core noninterest expense increased $7.5 million, or 13%. Excluding the $9.7 million of higher ongoing operating costs from the Beneficial combination, described above, core noninterest expense decreased $2.2 million quarter-over-quarter. This decrease is due to $4.2 million of lower incentive compensation expense due to higher expense in 4Q 2018 due to the Company's 2018 performance and lower operating costs of $1.0 million in our Cash Connect® division, partially offset by higher compensation, occupancy and marketing costs, primarily related to typical seasonality.
Income taxes
We recorded a $6.3 million income tax provision in 1Q 2019, compared to provisions of $8.5 million in 4Q 2018 and $10.8 million in 1Q 2018.
The effective tax rate was 32.6% in 1Q 2019, 22.2% in 4Q 2018, and 22.4% in 1Q 2018. The higher tax rate in 1Q 2019 compared to 4Q 2018 resulted primarily from higher non-deductible costs related to our combination with Beneficial and lower benefits realized from stock-based compensation activity. Excluding the effect of higher non-deductible costs, our core adjusted tax rate was approximately 23.3%(2).

(2) As used in this press release, core efficiency ratio and core adjusted tax rate are non-GAAP financial measures. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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Selected Business Segments (included in previous results):
Wealth Management segment revenue grows 16% over the prior year, when excluding nonrecurring fee income
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $19.0 billion in assets under management (AUM) and assets under administration (AUA) as of March 31, 2019.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $15.9 million for 1Q 2019. This represented an increase of $3.0 million, or 23%, compared to 1Q 2018 and an increase of $1.2 million, or 8% (not annualized), compared to 4Q 2018. The year-over-year increase includes $0.7 million, net, of fee recognition related to the functional sale of certain accounts.
Excluding the net fee recognition above, total Wealth Management revenue increased $2.3 million, or 16%, compared to 1Q 2018 and increased $0.5 million, or 4% (not annualized), compared to 4Q 2018. The year-over-year increase reflected continued organic growth, with particular strength in the capital markets and corporate trust services businesses. Interest income also increased due to higher no- and low-cost core deposit balances.
Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $8.7 million in 1Q 2019, an increase of $0.6 million compared to 1Q 2018 and essentially flat compared to 4Q 2018.
Pre-tax income in 1Q 2019 was $7.2 million (or $6.5 million excluding the fee recognition described above) compared to $6.1 million in 4Q 2018 and $4.8 million in 1Q 2018 and was driven by the above mentioned factors.

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Cash Connect® net revenue increases 6% over same quarter in 2018
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 28,400 non-bank ATMs and retail safes nationwide supplying or managing over $1.0 billion in cash at March 31, 2019 and provides other fee-based services. Cash Connect® also operates 441 ATMs for WSFS Bank, which is one of the largest branded ATM networks in our market.
Our Cash Connect® division recorded $10.0 million of net revenue (fee income less funding costs) in 1Q 2019, an increase of $0.5 million, or 6%, from 1Q 2018, primarily due to continued growth in the bailment, cash management and smart safe lines of business, partially offset by higher funding costs. Compared to 4Q 2018, net revenue decreased $1.2 million, or 11% (not annualized), primarily due to the loss of low-margin bailment revenue from a large customer, for whom we continue to provide cash management and reconcilement services.
Noninterest expense (including intercompany allocations of expense) was $8.6 million in 1Q 2019, an increase of $0.6 million compared to 1Q 2018 and a decrease of $1.2 million compared to 4Q 2018. The year-over-year increase in expenses was primarily due to higher operating costs associated with growth, higher funding costs, and investment in enhancing our smart safe technology platform. Cash Connect® reported pre-tax income of $1.4 million for 1Q 2019, which was relatively flat compared to 1Q 2018 and 4Q 2018 due to organic growth offset by tighter margins.
In 2019, Cash Connect® continues to drive efficiencies in its cash optimization to control cost of funds and to best manage the mix of WSFS's cash and other sources of cash to increase our ROA. We are continuing to experience strong growth in the strategic remote cash capture (smart safe, recycler and kiosk) space with over 2,400 devices under service. Our pipeline is experiencing significant growth as we continue to add new channel partners with strong networks of national relationships.

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Capital management
WSFS’ total stockholders’ equity increased $968.8 million, or 118% (not annualized), to $1.8 billion at March 31, 2019 from $820.9 million at December 31, 2018, primarily due to our acquisition of Beneficial, the effect of market-value changes on available-for-sale securities, and the effect of quarterly earnings, partially offset by the payment of the common stock dividend during the quarter and stock buybacks.
WSFS’ tangible common equity(3) increased $574.6 million, or 91% (not annualized), to $1.2 billion at March 31, 2019 from $634.9 million at December 31, 2018 for the reasons described in the paragraph above. WSFS’ common equity to assets ratio was 14.69% at March 31, 2019, and our tangible common equity to tangible assets ratio(3) increased by 143 bps during the quarter to 10.42%.
At March 31, 2019, book value per share was $33.69, an increase of $7.52, or 29%, from December 31, 2018, and tangible common book value per share was $22.77, an increase of $2.53, or 13%, from December 31, 2018.
At March 31, 2019, WSFS Bank’s Tier 1 leverage ratio of 14.00%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.73%, and Total Capital ratio of 12.20% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock, a 9% increase from our cash dividend in 4Q 2018. This dividend will be paid on May 23, 2019 to stockholders of record as of May 9, 2019.
During 1Q 2019, WSFS repurchased 77,452 shares of common stock at an average price of $42.47 following the closing of the Beneficial acquisition, substantially all of which was purchased through our new share buyback program approved by the Board of Directors in 4Q 2018. As capital levels subsequent to our acquisition of Beneficial are stronger than anticipated, we intend to continue to buy back shares, consistent with our intent to return a minimum of 25% of annual net income to stockholders through dividends and share repurchases while maintaining capital ratios in excess of “well-capitalized” regulatory benchmarks.

(3) As used in this release, tangible common equity, and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

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First quarter 2019 earnings release conference call and supplemental materials
Management will conduct a conference call to review 1Q 2019 results at 1:00 p.m. Eastern Time (ET) on Friday, April 26, 2019. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available beginning at 4 pm on Friday, April 26, 2019 until Friday, May 10, 2019 at 4 pm by dialing 1-855-859-2056 and using Conference ID #9184923.
For additional information about our acquisition of Beneficial, which closed on March 1, 2019, please refer to the 1Q 2019 Earnings Release Supplement available under the Investor Relations section of WSFS’ website (www.wsfsbank.com).
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of March 31, 2019, WSFS Financial Corporation had $12.2 billion in assets on its balance sheet and $19.0 billion in assets under management and administration. WSFS operates from 152 offices located in Delaware (49), Pennsylvania (72), New Jersey (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Beneficial Equipment Finance Corporation, Cash Connect®, Christiana Trust Group, Cypress Capital Management, LLC, NewLane Finance, Powdermill Financial Solutions, WSFS Institutional Services, WSFS Wealth Investments, West Capital Management, and WSFS Mortgage and Arrow Land Transfer. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) the Economic Growth, Regulatory Relief, and Consumer Protection Act (which amended the Dodd-Frank Act), and the rules and regulations issued in accordance therewith and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect® division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; including the acquisition of Beneficial Bancorp, Inc.; the Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failure or cybersecurity incidents or other breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation, and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2018 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS", "the Company", "registrant", "we", "us", and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Interest income:
Interest and fees on loans	$87,117	$68,435	$60,465
Interest on mortgage-backed securities	10,466	7,814	5,399
Interest and dividends on investment securities	1,044	1,071	1,120
Other interest income	950	474	629
	99,577	77,794	67,613
Interest expense:
Interest on deposits	10,942	9,483	5,240
Interest on Federal Home Loan Bank advances	2,590	1,299	2,463
Interest on senior debt	1,179	1,179	1,179
Interest on trust preferred borrowings	726	702	557
Interest on other borrowings	826	457	460
	16,263	13,120	9,899
Net interest income	83,314	64,674	57,714
Provision for loan losses	7,654	3,306	3,650
Net interest income after provision for loan losses	75,660	61,368	54,064
Noninterest income:
Credit/debit card and ATM income	11,515	12,084	9,805
Investment management and fiduciary revenue	10,147	10,140	9,189
Deposit service charges	4,746	4,807	4,630
Mortgage banking activities, net	2,092	1,348	1,737
Loan fee income	885	633	599
Investment securities gains, net	15	—	21
Unrealized gain on equity investment	3,798	2,150	15,346
Bank-owned life insurance income	217	(153)	232
Other income	7,707	7,177	5,908
	41,122	38,186	47,467
Noninterest expense:
Salaries, benefits and other compensation	36,205	31,545	29,853
Occupancy expense	6,367	4,830	5,248
Equipment expense	3,989	3,086	3,089
Data processing and operations expense	2,588	1,992	1,907
Professional fees	1,872	2,330	1,725
Marketing expense	1,590	1,245	758
FDIC expenses	620	485	599
Loan workout and OREO expense	108	460	426
Corporate development expense	26,627	2,205	—
Restructuring expense	4,362	—	—
(Recovery of) provision for fraud loss	—	—	(1,665)
Other operating expenses	13,264	13,172	11,472
	97,592	61,350	53,412
Income before taxes	19,190	38,204	48,119
Income tax provision	6,260	8,486	10,769
Net income	$12,930	$29,718	$37,350
Less: Net loss attributable to noncontrolling interest	(93)	—	—
Net income attributable to WSFS	$13,023	$29,718	$37,350
Diluted earnings (loss) per share of common stock:	$0.33	$0.93	$1.16
Weighted average shares of common stock outstanding for fully diluted EPS	39,284,057	31,902,023	32,259,671
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Performance Ratios:
Return on average assets (a)	0.58%	1.66%	2.20%
Return on average equity (a)	4.54	14.89	20.87
Return on average tangible common equity (a)(o)	6.77	19.83	28.59
Net interest margin (a)(b)	4.30	4.16	4.01
Efficiency ratio (c)	78.23	59.44	50.62
Noninterest income as a percentage of total net revenue (b)	32.96	37.00	44.98
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Assets:
Cash and due from banks	$190,611	$134,939	$128,799
Cash in non-owned ATMs	457,046	484,648	577,561
Investment securities (d)	148,190	149,950	159,672
Other investments	61,034	57,662	66,946
Mortgage-backed securities (d)	1,523,196	1,205,079	907,818
Net loans (e)(f)(l)	8,689,497	4,889,237	4,821,695
Bank owned life insurance	89,449	6,687	5,746
Goodwill and intangibles	580,263	186,023	187,790
Other assets	445,131	134,645	131,904
Total assets	$12,184,417	$7,248,870	$6,987,931
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$2,191,321	$1,626,252	$1,372,271
Interest-bearing deposits	7,166,728	3,816,345	3,576,746
Total customer deposits	9,358,049	5,442,597	4,949,017
Brokered deposits	315,655	197,834	253,498
Total deposits	9,673,704	5,640,431	5,202,515
Federal Home Loan Bank advances	81,240	328,465	587,162
Other borrowings	325,128	371,323	345,035
Other liabilities	314,668	87,731	106,940
Total liabilities	10,394,740	6,427,950	6,241,652
Stockholders’ equity of WSFS	1,789,752	820,920	746,279
Noncontrolling interest	(75)	—	—
Total stockholders' equity	1,789,677	820,920	746,279
Total liabilities and stockholders' equity	$12,184,417	$7,248,870	$6,987,931
Capital Ratios:
Equity to asset ratio	14.69%	11.32%	10.68%
Tangible common equity to tangible asset ratio (o)	10.42	8.99	8.21
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	11.73	12.69	11.69
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	14.00	10.82	10.08
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	11.73	12.69	11.69
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	12.20	13.37	12.42
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$32,038	$30,054	$34,060
Troubled debt restructuring (accruing)	14,995	14,953	20,248
Assets acquired through foreclosure	2,233	2,668	2,567
Total nonperforming assets	$49,266	$47,675	$56,875
Past due loans (h)	$11,752	$835	$555
Allowance for loan losses	46,321	39,539	40,810
Ratio of nonperforming assets to total assets	0.40%	0.66%	0.81%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.28	0.45	0.52
Ratio of allowance for loan losses to total gross loans (i)(n)	0.53	0.81	0.84
Ratio of allowance for loan losses to total gross loans (excluding acquired loans) (i)(n)	1.05	0.89	0.96
Ratio of allowance for loan losses to nonaccruing loans	145	132	120
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.06	0.46	0.29
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.06	0.29	0.29
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,970,030	$26,604	5.48%	$1,453,593	$20,726	5.66%	$1,440,607	$18,165	5.11%
Residential real estate loans	528,686	7,601	5.75	223,564	3,525	6.31	247,975	3,832	6.18
Commercial loans (p)	2,854,458	41,146	5.86	2,546,071	34,737	5.43	2,562,207	31,209	4.96
Consumer loans	842,543	11,468	5.52	674,441	9,153	5.38	572,977	7,081	5.01
Loans held for sale	20,482	298	5.90	23,122	294	5.04	16,361	178	4.35
Total loans	6,216,199	87,117	5.69	4,920,791	68,435	5.53	4,840,127	60,465	5.07
Mortgage-backed securities (d)	1,437,159	10,466	2.91	1,070,865	7,814	2.92	841,880	5,399	2.57
Investment securities (d)	149,127	1,044	3.40	151,927	1,071	3.39	161,280	1,120	3.39
Other interest-earning assets	79,015	950	4.88	61,772	474	3.04	33,251	629	7.57
Total interest-earning assets	7,881,500	99,577	5.14%	6,205,355	77,794	5.00%	5,876,538	67,613	4.69%
Allowance for loan losses	(40,433)			(42,266)			(41,464)
Cash and due from banks	107,845			95,523			125,402
Cash in non-owned ATMs	427,890			487,542			516,259
Bank owned life insurance	35,058			6,738			87,058
Other noninterest-earning assets	687,316			349,396			336,051
Total assets	$9,099,176			$7,102,288			$6,899,844
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$1,383,088	$1,736	0.51%	$1,053,891	$1,660	0.62%	$995,667	$815	0.33%
Money market	1,647,032	3,840	0.95	1,618,594	3,775	0.93	1,386,836	1,589	0.46
Savings	947,170	871	0.37	537,715	259	0.19	553,461	253	0.19
Customer time deposits	972,458	3,264	1.36	685,960	2,520	1.46	622,544	1,686	1.10
Total interest-bearing customer deposits	4,949,748	9,711	0.80	3,896,160	8,214	0.84	3,558,508	4,343	0.49
Brokered deposits	213,675	1,231	2.34	244,509	1,269	2.06	254,307	897	1.43
Total interest-bearing deposits	5,163,423	10,942	0.86	4,140,669	9,483	0.91	3,812,815	5,240	0.56
FHLB of Pittsburgh advances	403,961	2,590	2.60	212,942	1,299	2.42	601,044	2,463	1.66
Trust preferred borrowings	67,011	726	4.39	67,011	702	4.16	67,011	557	3.37
Senior debt	98,410	1,179	4.79	98,356	1,179	4.79	98,193	1,179	4.80
Other borrowed funds	173,253	826	1.93	117,592	457	1.54	151,288	460	1.23
Total interest-bearing liabilities	5,906,058	16,263	1.12%	4,636,570	13,120	1.12%	4,730,351	9,899	0.85%
Noninterest-bearing demand deposits	1,768,570			1,582,406			1,350,342
Other noninterest-bearing liabilities	262,004			91,503			93,437
Stockholders’ equity	1,162,591			791,809			725,714
Noncontrolling interest	(47)			—			—
Total liabilities and equity	$9,099,176			$7,102,288			$6,899,844
Excess of interest-earning assets over interest-bearing liabilities	$1,975,442			$1,568,785			$1,146,187
Net interest and dividend income		$83,314			$64,674			$57,714
Interest rate spread			4.02%			3.88%			3.84%
Net interest margin			4.30%			4.16%			4.01%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended
Stock Information:	March 31, 2019	December 31, 2018	March 31, 2018
Market price of common stock:
High	$45.13	$49.40	$53.00
Low	37.19	33.75	45.71
Close	38.60	37.91	48.55
Book value per share of common stock	33.69	26.17	23.72
Tangible common book value per share of common stock (o)	22.77	20.24	17.75
Number of shares of common stock outstanding (000s)	53,128	31,374	31,463
Other Financial Data:
One-year repricing gap to total assets (k)	(4.28)%	(0.57)%	(0.86)%
Weighted average duration of the MBS portfolio	4.2 years	4.7 years	5.4 years
Unrealized gains (losses) on securities available for sale, net of taxes	$2,700	$(14,553)	$(19,685)
Number of Associates (FTEs) (m)	1,903	1,177	1,148
Number of offices (branches, LPO’s, operations centers, etc.)	152	76	77
Number of WSFS owned ATMs	507	441	441
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)
Accruing loans which are contractually past due 90 days or more as to principal or interest. In 1Q 2019, balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

(p)	Includes commercial small business leases.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	20

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net interest income (GAAP)	$83,314	$64,674	$57,714
Core net interest income (non-GAAP)	$83,314	$64,674	$57,714
Noninterest income (GAAP)	$41,122	$38,186	$47,467
Less: Securities gains	15	—	21
Less: Unrealized gains on equity investment	3,798	2,150	15,346
Core fee income (non-GAAP)	$37,309	$36,036	$32,100
Core net revenue (non-GAAP)	$120,623	$100,710	$89,814
Core net revenue (non-GAAP)(tax-equivalent)	$120,940	$101,055	$90,158
Noninterest expense (GAAP)	$97,592	$61,350	$53,412
(Plus)/less: Recovery of fraud loss	—	—	(1,665)
Less: Corporate development costs	26,627	2,205	—
Less: Restructuring expense	4,362	—	—
Core noninterest expense (non-GAAP)	$66,603	$59,145	$55,077
Core efficiency ratio (c)	55.1%	58.5%	61.1%

	End of period
	March 31, 2019	December 31, 2018	March 31, 2018
Total assets	$12,184,417	$7,248,870	$6,987,931
Less: Goodwill and other intangible assets	580,263	186,023	187,790
Total tangible assets	$11,604,154	$7,062,847	$6,800,141
Total stockholders’ equity	$1,789,752	$820,920	$746,279
Less: Goodwill and other intangible assets	580,263	186,023	187,790
Total tangible common equity (non-GAAP)	$1,209,489	$634,897	$558,489

Calculation of tangible common book value per share:
Book value per share (GAAP)	$33.69	$26.17	$23.72
Tangible common book value per share (non-GAAP)	22.77	20.24	17.75
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	14.69%	11.32%	10.68%
Tangible common equity to tangible assets ratio (non-GAAP)	10.42	8.99	8.21

Reconciliation of core adjusted tax rate:	Three months ended
	March 31, 2019
Effective tax rate (GAAP)	32.6%
Adjustments:
Nondeductible change in control	(6.9)
Nondeductible acquisition costs	(2.3)
Other	(0.1)
Core adjusted tax rate (non-GAAP)	23.3%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	21

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
GAAP net income attributable to WSFS	$13,023	$29,718	$37,350
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains on equity investment, recovery of fraud loss, corporate development and restructuring costs	27,176	55	(17,032)
(Plus)/less: Tax impact of pre-tax adjustments	(4,552)	141	4,071
Adjusted net income (non-GAAP) attributable to WSFS	$35,647	$29,914	$24,389

GAAP return on average assets (ROA)	0.58%	1.66%	2.20%
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains on equity investment, recovery of fraud loss, corporate development and restructuring costs	1.21	—	(1.01)
(Plus) less: Tax impact of pre-tax adjustments	(0.20)	0.01	0.24
Core ROA (non-GAAP)	1.59%	1.67%	1.43%

EPS (GAAP)	$0.33	$0.93	$1.16
Plus (less): Pre-tax adjustments: Securities gains, unrealized gains on equity investment, recovery of fraud loss, corporate development and restructuring costs	0.70	—	(0.53)
(Plus) less: Tax impact of pre-tax adjustments	(0.12)	0.01	0.13
Core EPS (non-GAAP)	$0.91	$0.94	$0.76

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$13,023	$29,718	$37,350
Plus: Tax effected amortization of intangible assets	1,034	537	541
Net tangible income (non-GAAP)	$14,057	$30,255	$37,891
Average shareholders’ equity	$1,162,591	$791,809	$725,714
Less: average goodwill and intangible assets	321,102	186,418	188,209
Net average tangible common equity	$841,489	$605,391	$537,505
Return on average tangible common equity (non-GAAP)	6.77%	19.83%	28.59%

Calculation of core return on average tangible common equity:
Adjusted net income (non GAAP) attributable to WSFS	$35,647	$29,914	$24,389
Plus: Tax effected amortization of intangible assets	1,034	537	541
Core net tangible income (non-GAAP)	$36,681	$30,451	$24,930
Net average tangible common equity	$841,489	$605,391	$537,505
Core return on average tangible common equity (non-GAAP)	17.68%	19.96%	18.81%

Calculation of WSFS TBV:	End of period
	February 28, 2019
Shareholders' equity	837,984
Less: goodwill and intangible assets	184,207
Tangible book value (non-GAAP)	653,777